As filed with the Securities and Exchange Commission on February 25, 2020.

Registration No. 333-236236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PF2 SpinCo, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7374	81-4143165
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6555 State Hwy 161

Irving, TX 75039

(972) 446-4800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lori A. Schechter

PF2 SpinCo, Inc.

6555 State Hwy 161

Irving, TX 75039

(972) 446-4800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Telephone: (650) 752-2000	Lori A. Schechter McKesson Corporation 6555 State Hwy 161 Irving, TX 75039 Telephone: (972) 446-4800	Neil E. de Crescenzo President and Chief Executive Officer Change Healthcare Inc. 3055 Lebanon Pike, Suite 1000 Nashville, TN 37214 Telephone: (615) 932-3000	Joshua Ford Bonnie William R. Golden III Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 Telephone: (202) 636-5500	Craig E. Marcus Tara Fisher Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as possible following the effective date of the registration statement and satisfaction or waiver of all other conditions to the consummation of the exchange offer.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-4 and Form S-1 is being filed solely for the purpose of filing exhibits as indicated in Part II of this Amendment No. 3. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus—offer to exchange and previous explanatory note thereto are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Change’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Change’s amended and restated bylaws provide that it must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under Change’s amended and restated bylaws or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, Change’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Change maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to Change with respect to indemnification payments that it may make to such directors and officers.

Change has entered into indemnification agreements with its directors and executive officers. These agreements require Change to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Change, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, Change has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

that, for purposes of determining any liability under the Securities Act of 1933, each filing of SpinCo’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

to respond to requests for information that is incorporated by reference into this document pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(9)

to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of December 20, 2016, among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), McKesson Corporation and PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC)

2.2*

Agreement of Contribution and Sale, dated as of June 28, 2016, by and among McKesson Corporation, Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), PF2 NewCo LLC, PF2 NewCo Intermediate Holdings, LLC, PF2 NewCo Holdings, LLC, Change Aggregator L.P. and H&F Echo Holdings, L.P.

2.3*

Amendment No.  1 to Agreement of Contribution and Sale, dated as of March  1, 2017, by and among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), Change Healthcare LLC (formerly PF2 NewCo LLC), Change Healthcare Intermediate Holdings, LLC (formerly PF2 NewCo Intermediate Holdings, LLC), Change Healthcare Holdings, LLC (formerly PF2 NewCo Holdings, LLC), certain affiliates of The Blackstone Group, L.P., certain affiliates of Hellman & Friedman LLC and McKesson Corporation

2.4*

Separation and Distribution Agreement, dated as of February 10, 2020, by and between McKesson Corporation, PF2 SpinCo, Inc., Change Healthcare Inc., Change Healthcare LLC, Change Healthcare Intermediate Holdings, LLC and Change Healthcare Holdings, LLC

3.1*	Certificate of Incorporation of PF2 SpinCo, Inc., as currently in effect

3.2*	Bylaws of PF2 SpinCo, Inc., as currently in effect

4.1*

Indenture, dated as of February 15, 2017, among Change Healthcare Holdings, LLC, Change Healthcare Finance, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, transfer agent, registrar and paying agent

4.2*	Completion Date Supplemental Indenture, dated as of March 1, 2017, among the guarantors named therein and Wilmington Trust National Association, as trustee

4.3*	Form of 5.75% Senior Note due 2025 (included in Exhibit 4.1)

4.4*

Purchase Contract Agreement, dated as of July 1, 2019 between Change Healthcare Inc. and U.S. Bank N.A., as purchase contract agent, as attorney-in-fact for the Holders from time to time as provided therein and as trustee under the indenture referred to therein

4.5*	Form of Unit (included in Exhibit 4.4)

4.6*	Form of Purchase Contract (included in Exhibit 4.4)

4.7*	Indenture, dated as of July 1, 2019, between Change Healthcare Inc. and U.S. Bank N.A., as trustee

4.8*	First Supplemental Indenture, dated as of July 1, 2019, relating to the Amortizing Note, between Change Healthcare Inc. and U.S. Bank N.A.

4.9*	Form of Amortizing Note (included in Exhibit 4.8)

5.1*	Opinion of Davis Polk & Wardwell LLP as to the shares of common stock to be distributed by PF2 SpinCo, Inc.

8.1	Opinion of Davis Polk & Wardwell LLP as to certain tax matters related to the Distribution

8.2	Opinion of Davis Polk & Wardwell LLP as to certain tax matters related to the Merger

8.3*	Opinion of Ropes & Gray LLP as to certain tax matters

10.1*	Third Amended and Restated Limited Liability Company Agreement of Change Healthcare LLC, dated as of March 1, 2017

Exhibit No.	Description

10.2*

Tax Receivable Agreement, dated as of March 1, 2017, among Change Healthcare LLC, PF2 IP LLC, PF2 PST Services LLC (formerly PF2 PST Services Inc.), McKesson Corporation and Change Healthcare Inc. (formerly HCIT Holdings, Inc.)

10.3*

Tax Receivable Agreement, dated as of February 28, 2017, among Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC and the other parties named therein

10.4*

Amended and Restated Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.), H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P. (formerly HCIT Holdings, Inc.)

10.5*

Amended and Restated Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.), H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P.

10.6*	Tax Receivable Agreement (Management), dated August 17, 2009, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.) and the persons named therein

10.7*	First Amendment to Tax Receivable Agreement (Management), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.) and the parties named therein

10.8*

Registration Rights Agreement, dated as of March 1, 2017, among Change Healthcare LLC, the Company Parties, the MCK Members, the Sponsor Holders (each, as defined therein) and Change Healthcare Inc. (formerly HCIT Holdings, Inc.)

10.9*

Stockholders Agreement, dated as of March 1, 2017, among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC, McKesson Corporation and the Sponsors, Other Investors and Managers named therein

10.10*	Form of Indemnification Agreement for SpinCo directors†

10.11*	Change Healthcare Inc. 2019 Omnibus Incentive Plan†

10.12*

Credit Agreement, dated as of March 1, 2017, among Change Healthcare Intermediate Holdings, LLC, Change Healthcare Holdings, LLC, the other borrowers party thereto, the other guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other lenders party thereto from time to time

10.13*

Amendment No.  1, dated as of July  3, 2019, to the Credit Agreement, dated as of March 1, 2017, among Change Healthcare Intermediate Holdings, LLC, Change Healthcare Holdings, LLC, the other borrowers party thereto, the other guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other lenders party thereto from time to time

10.14*	Security Agreement, dated as of March 1, 2017, among the grantors identified therein and Bank of America, N.A., as collateral agent

10.15*	Option to Enter into a Purchase Agreement, dated February 28, 2017, among eRx Network Holdings, Inc., Change Healthcare Solutions, LLC and the other parties thereto

10.16*	Form of Tax Matters Agreement

10.17*

Amended and Restated Letter Agreement Relating to Agreement of Contribution and Sale, dated as of September 28, 2018, among McKesson Corporation, the McK Members (as defined therein), Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC and Change Healthcare Holdings, LLC

Exhibit No.	Description

10.18*	Transition Services Agreement, dated as of February 28, 2017, between Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) and eRx Network LLC

10.19*	Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (McKesson Corporation as service provider to Change Healthcare LLC)

10.20*	Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (Change Healthcare LLC as service provider to McKesson Corporation)

10.21*

Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (Change Healthcare LLC as service provider to the McKesson EIS Business (as defined therein))

10.22*

Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (McKesson Corporation as service provider on behalf of the McKesson EIS Business (as defined therein) to Change Healthcare LLC)

10.23*	Cross License Agreement, dated as of March 1, 2017, by and among Change Healthcare LLC (formerly PF2 NewCo LLC), eRx Network, LLC and McKesson Corporation

10.24*	Data License Agreement, dated as of February 28, 2017, by and between eRx Network, LLC and Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.)

10.25*	Change Healthcare Inc. 2019 Employee Stock Purchase Plan†

10.26*	Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.27*	Amended and Restated Employment Agreement, dated as of June 3, 2017, between Change Healthcare LLC and Neil de Crescenzo†

10.28*	Offer Letter, dated as of March 12, 2018, between Change Healthcare Operations LLC and Fredrik Eliasson†

10.29*	Form of Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.30*

Waiver and Amendment by and among Change Healthcare Inc., Change Healthcare LLC, McKesson Corporation, Change Healthcare Solutions, LLC and the requisite holders of Echo Shares to Stockholders Agreement, by and among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC, McKesson Corporation and the Sponsors, Other Investors and Managers named therein, dated as of March 1, 2017, Third Amended and Restated Limited Liability Company Agreement of Change Healthcare LLC, dated as of March 1, 2017 and Option to Enter into a Purchase Agreement by and among the Connect Parties named therein, the Company Parties named therein, the Sponsors named therein and the Echo Shareholders named therein, dated as of February 28, 2017

10.31*	Form of Nonqualified Time Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.32*	Form of Amendment to Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.33*	Form of Replacement 2.5x Restricted Stock Grant Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.34*	Form of Replacement Tranche I Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.35*	Form of Replacement Tranche II Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

Exhibit No.	Description

10.36*	Form of Replacement Tranche III Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.37*	Form of Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Neil de Crescenzo)†

10.38*	Form of Nonqualified Time Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Neil de Crescenzo)†

10.39*	Form of Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. Amended and Restated 2009 Equity Incentive Plan (Exit Vesting—Frederik Eliasson)†

10.40*	Replacement Unvested Stock Appreciation Rights Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Howard Lance)†

10.41*	Replacement Vested Stock Appreciation Rights Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Howard Lance)†

10.42*	McKesson Technologies LLC Supplemental 401(k) Plan†

10.43*	First Amendment to the McKesson Technologies Inc. Supplemental 401(k) Plan†

10.44*	McKesson Technologies Inc. Deferred Compensation Administration Plan†

10.45*	First Amendment to the McKesson Technologies Inc. Deferred Compensation Administration Program†

10.46*	Change Healthcare LLC U.S. Executive Severance Benefit Guidelines†

10.47*	Form of Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Directors)†

10.48*	Employment Agreement, dated as of February 25, 2017, between Rod O’Reilly and Change Healthcare LLC†

10.49*	Offer Letter, dated as of January 31, 2018, between Thomas Laur and Change Healthcare Operations LLC†

10.50*	Offer Letter, dated as of March 19, 2018, between August Calhoun and Change Healthcare Operations LLC†

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Deloitte & Touche LLP relating to the Registrant

23.2*	Consent of Deloitte & Touche LLP relating to McKesson Corporation

23.3*	Consent of Deloitte & Touche LLP relating to Change Healthcare LLC

23.4*	Consent of Deloitte & Touche LLP relating to Change Healthcare Inc. (formerly HCIT Holdings, Inc.)

23.5*	Consent of Deloitte & Touche LLP relating to Core MTS

23.6*	Consent of Ernst & Young LLP as to Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.)

23.7*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.8	Consent of Davis Polk & Wardwell LLP (included in Exhibits 8.1 and 8.2)

23.9*	Consent of Ropes & Gray LLP (included in Exhibit 8.3)

24.1*	Power of Attorney

Exhibit No.	Description

99.1*	Form of Letter of Transmittal and Instructions for Letter of Transmittal

99.2*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Notice of Guaranteed Delivery for McKesson Common Stock

99.5*	Form of Notice of Withdrawal of McKesson Common Stock

99.6*	Form of Letter to McKesson 401(k) Plan Participants

*	Previously filed
†	Indicates Management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 25, 2020.

PF2 SPINCO, INC.

By:	/s/ Britt J. Vitalone
Britt J. Vitalone Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed on February 25, 2020 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Britt J. Vitalone Britt J. Vitalone	Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2020

* Brian S. Tyler	Director	February 25, 2020

/s/ Sundeep Reddy Sundeep Reddy	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	February 25, 2020

*By:	/s/ Britt J. Vitalone
	Name:	Britt J. Vitalone
	Title	Attorney-in-fact